                                                                    EXHIBIT 10.2


                              SEPARATION AGREEMENT

      This Separation Agreement (this "Agreement") is made and entered into as of September 1, 2000 (the "Effective Date"), by and between SCB Computer Technology, Inc., a Tennessee corporation (the "Company"), and Ben C. Bryant, Jr., a resident of Tennessee ("Bryant").

      Introduction. Bryant is a director, officer (Chairman of the Board), and employee of the Company. The Company and Bryant are parties to the Employment Agreement dated as of November 1, 1998, as amended by the First Modification to Employment Agreement dated as of November 1, 1999, and the Second Modification to Employment Agreement dated as of May 5, 2000 (collectively, the "Employment Agreement"). The parties desire and have agreed that Bryant will voluntarily resign from all his positions with the Company and its subsidiaries and other affiliates as of the Effective Date. The parties also desire and have agreed to make certain provisions with respect to the termination of Bryant's relationships with the Company and his actions relative to the Company following such termination as specified herein. In consideration of the mutual agreements, covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Resignation. As of the Effective Date, Bryant hereby voluntarily resigns as a director, officer (Chairman of the Board), and employee of the Company and from any and all other positions to which he has been elected or appointed or in which he is serving with the Company and any of its subsidiaries and other affiliates.

      2. Termination of Employment Agreement. As of the Effective Date, the Company and Bryant hereby terminate the Employment Agreement and agree that neither party has any further obligation to the other thereunder.

      3. Base Salary. Until the Effective Date, the Company shall continue to pay to Bryant his base salary, less all applicable taxes and other withholdings, in accordance with the Employment Agreement and the Company's payroll practices and procedures then in effect. Taking such payment into account, Bryant confirms and agrees that the Company will have paid to him all his base salary earned through the Effective Date, and that the Company will have no further obligation to pay any base salary to him.

      4. Vacation. On September 11, 2000, the Company shall pay $66,751.15 in cash to Bryant in lieu of the base salary payable with respect to the vacation days that Bryant has earned under the Company's vacation policy but has not taken as of the Effective Date ($94,615.38), less all applicable taxes and other withholdings with respect thereto ($27,864.23). Upon receipt of such payment, Bryant confirms and agrees that the Company will have paid to him the cash equivalent of all his unused vacation as of the Effective Date, and that the Company will have no further obligation to provide him with any vacation or payment in lieu thereof.

      5. Stock Options. Bryant has non-qualified options to purchase 35,211 shares of the Company's common stock (the "Options") which were granted under the Company's 1997 Stock Incentive Plan, as amended (the "Plan"). The Options are vested and exercisable in accordance with the Plan. After the Effective Date, Bryant shall be entitled to exercise the Options in accordance with
Section 5(i) of the Plan, it being understood and agreed by the parties that the termination of Bryant's employment with the Company constitutes "Early Retirement" as defined in the Plan.

      6. KSOP Benefits. Bryant shall be vested in any and all benefits under the Company's KSOP accrued as of the Effective Date in accordance with the provisions thereof.

      7. Insurance. Until the Effective Date, the Company shall continue to provide Bryant with medical, dental, long-term disability, and life insurance coverage under the Company's insurance plans and policies then in effect.

           a. Medical and Dental Insurance. As of the Effective Date, the Company shall provide Bryant with COBRA continuation coverage under the Company's group medical and dental insurance plans, if Bryant elects such coverage, pursuant to Section 4980B of the Internal Revenue Code in accordance with the provisions of such plans; provided, however, that the Company shall pay, on Bryant's behalf, the premiums for such medical and dental insurance coverage during the period beginning on the Effective Date and ending on August 31, 2001, it being understood and agreed that Bryant shall be solely responsible for the payment of all such premiums that become due thereafter.

           b. Long-Term Disability and Term Life Insurance. As of the Effective Date, Bryant shall be entitled, but not obligated, to convert his coverage under the Company's group long-term disability insurance plan and term life insurance plan into an individual policy or policies at his sole expense and in accordance with all applicable requirements. On September 11, 2000, the Company shall pay $2,000 in cash to Bryant in lieu of the premiums that the Company otherwise would have paid on his behalf if Bryant had remained covered under the Company's group long-term disability insurance plan and group term life insurance plan during the period beginning on the Effective Date and ending on August 31, 2001.

           c. Universal Life Insurance. As of the Effective Date, if Bryant so elects and notifies the Company thereof, the Company shall transfer to Bryant all of its right, title and interest in and to the universal life insurance policy covering Bryant issued by Penn Mutual Life Insurance Company (policy no. 8513944), and Bryant shall assume from the Company and perform all of its obligations under such insurance policy (including, without limitation, the obligation to pay the premiums therefor), it being understood and agreed that the Company would have no further obligation under or with respect to such insurance policy after the Effective Date.

      8. Indemnification and Insurance. The Company shall indemnify Bryant for his acts and omissions as a director, officer and employee of the Company to the full extent provided in the Company's charter and bylaws, it being understood and agreed that such indemnification shall not be exclusive of any right that Bryant may have under the insurance policies maintained by the Company. The Company shall maintain in effect the directors, officers and corporate liability insurance policies existing as of the Effective Date through the end of the policy periods stated therein.

      9. Severance. The Company shall pay $650,000 in cash to Bryant as severance in fifty-two (52) semi-monthly installments of $12,500, less all applicable taxes and other withholdings, on the fifteenth (15th) and last days of each month from September 2000 to and including October 2002, subject to Bryant's performance of all his obligations under this Agreement (including, without limitation, the obligations set forth in Sections 11-17 and 20-22 hereof) in accordance with the provisions hereof.

      10. Benefits. Except as provided in Sections 4-9 hereof, Bryant's right to participate in, and receive benefits under, any and all benefit plans, programs and arrangements maintained by the

Company by virtue of his service as a director, officer and employee of the Company (including, without limitation, a car allowance, the reimbursement of his club dues and expenses, and the reimbursement of his cellular telephone charges) shall terminate as of the Effective Date. Bryant confirms and agrees that, except as provided in Sections 4-9 hereof, the Company has no further obligation to provide any such director, officer and employee benefits to him.

      11. Return of Materials. Bryant confirms and agrees that he will deliver to the Company on or before the Effective Date (a) any and all books, records, manuals, notebooks, reports, files, lists, letters, memoranda, notes, statements and other materials, whether prepared by him or others, and regardless of the medium in which they are presented or stored, relating or referring in any way to the Company or its business or affairs, and (b) any and all other property owned or provided by the Company in connection with Bryant's service as a director, officer and employee of the Company or otherwise, excluding the two Company-provided cellular telephones and one Company-provided laptop computer that are currently in Bryant's possession. On September 11, 2000, the Company shall sell and Bryant shall purchase such cellular telephones and laptop computer, on an "as is, where is" basis and without any express or implied warranties, and Bryant shall pay $1,180 in cash to the Company as full consideration therefor.

      12. Non-Disclosure and Non-Use of Confidential Information. Without the prior written consent of the Company, Bryant shall not, directly or indirectly, at any time from and after the Effective Date (a) reveal, divulge or otherwise disclose any Confidential Information (as defined herein) to any person or entity or (b) use or make use of any Confidential Information in connection with any activity. Notwithstanding the foregoing, Bryant shall not be restricted from disclosing Confidential Information that is required to be disclosed by applicable law or legal process; provided, however, that if disclosure of any Confidential Information is so required, Bryant shall provide the Company with prompt written notice of such requirement to enable the Company to seek an appropriate protective order before any such required disclosure is made by Bryant. The parties acknowledge and agree that this Section 12 is not intended to, and does not, alter either the Company's rights or Bryant's obligations under any applicable law regarding trade secrets and unfair trade practices. Bryant's obligations under this Section 12 shall not be affected by, and shall survive, the expiration or earlier termination of this Agreement.

      As used in this Agreement, the term "Confidential Information" means any confidential or proprietary information possessed by the Company or any of its subsidiaries or other affiliates, including, without limitation, (a) any non-public, confidential Company compilations of supplier lists, details of supplier contracts, customer lists, details of customer contracts, current or anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product or service development techniques or plans, computer software programs (including object code and source code), data and documentation, database technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, designs, compilations, devices, methods, techniques, processes, financial information, business acquisition plans or strategies, new personnel acquisition plans or strategies, and any other information that would constitute a trade secret under the statutory law or common law of the State of Tennessee, and (b) any information that the Company discloses to Bryant pursuant to Sections 18 and 19 hereof.

      13. Non-Competition. From the Effective Date to and including October 31, 2002, Bryant shall not, directly or indirectly, unless agreed to in writing in advance by the Chief Executive Officer of the Company, (a) engage in, own or have a proprietary or equity interest in, be employed by, or serve as a consultant, advisor or contractor or in any other capacity for, any person or entity engaged, in whole or in part, in the Business (as defined herein) anywhere in the United States of



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

America, except that Bryant may beneficially own less than five percent (5%) of the outstanding equity of any class of a corporation or other entity engaged in the Business; (b) solicit any Customer (as defined herein), on behalf of Bryant or any other person or entity, to conduct any business with such Customer that is the same as or similar to, or is otherwise competitive with, the Business or to terminate such Customer's business relationship with the Company or any of its subsidiaries or other affiliates; or (c) solicit any Employee (as defined herein), on behalf of Bryant or any other person or entity, to terminate his or her employment relationship with the Company or any of its subsidiaries or other affiliates.

         As used in this Agreement, the following terms have the meanings indicated below:

         "Business" means the business of (a) advising persons and entities on the acquisition or strategic utilization of information technology systems, planning and designing new information technology systems, and redesigning existing information technology systems; (b) providing network design and management, systems support and maintenance, programming and application software development, computer code review, data center management, and information technology outsourcing services; (c) recruiting and training persons with information technology skills; and (d) any other activity substantially related to any of the foregoing activities.

         "Customer" means any customer or client of the Company, any of its subsidiaries or other affiliates, or any of its or their predecessor entities with whom the Company, any such subsidiary or affiliate, or any such predecessor entity conducted business at any time within two years before the Effective Date.

         "Employee" means any employee of the Company, any of its subsidiaries or other affiliates, or any of its or their predecessor entities who was employed by the Company, any such subsidiary or affiliate, or any such predecessor entity at any time within one year before the Effective Date.

      14. Business Referrals. From the Effective Date to and including October 31, 2002, Bryant shall promptly refer to the Company, and shall not take for himself or direct or assist in directing to any other person or entity, any and all business opportunities known to Bryant for the performance of information technology professional staffing services, including, without limitation, potential new professional staffing clients of the Company and potential professional staffing projects for existing and new clients of the Company.

      15. Standstill. From the Effective Date to and including October 31, 2002, without the prior written consent of the Company, Bryant, whether individually, as part of a group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or otherwise, shall not, and shall not encourage or assist any other person or entity to, directly or indirectly, (a) acquire, agree, offer, seek or propose to acquire, or cause to be acquired from any person or entity the ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 under the Exchange
Act) of any of the Company's businesses or assets, any common stock or other voting securities issued by the Company, any bank debt, claims or other obligations of the Company, or any rights or options to acquire ownership of any of the foregoing; and (b) make or participate in any way in any solicitation of proxies (as used in the rules under the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company. Bryant also shall promptly advise the Company of any inquiry or proposal made to Bryant with respect to any of the foregoing.

      16. Stock Transfer Restriction. From the Effective Date to and including October 31, 2002, except as expressly provided for herein or unless otherwise consented to in writing in advance by



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

the Company, Bryant and his "Permitted Transferees" shall not offer, sell, assign, transfer, pledge or otherwise dispose of, individually or in the aggregate, more than fifty thousand (50,000) shares of the Company's common stock during any period of thirty (30) consecutive calendar days. The provisions of this Section 16 shall not prohibit Bryant from transferring shares of the Company's common stock to members of his immediate family, trusts for the benefit of Bryant or his immediate family, or charitable organizations qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (collectively, the "Permitted Transferees"), provided that the restrictions of this Section 16 shall apply to such transferred shares in the hands of the Permitted Transferees. Bryant understands and agrees that the Company may enforce the provisions of this Section 16 by the delivery of stop transfer instructions to the transfer agent for the Company's common stock.

      17. Cooperation by Bryant.

          a. Bryant confirms and agrees that he has provided truthful and complete answers to all questions asked of him by the Company and its attorneys and accountants, and has provided to the Company and its attorneys and accountants all relevant information known to him, relating to all matters included in the internal investigation conducted by the audit committee of the Company's board of directors. Bryant confirms and agrees that the questions, answers and information described in this Section 17.a, having been provided while he was an employee of the Company, may be attorney-client privileged information of the Company and, as such, may be subject to the Company's choice to disclose or not disclose, in its sole discretion. If Bryant is requested to disclose any such information, Bryant shall promptly notify the Company thereof and shall not disclose any such information without the Company's prior written consent, unless otherwise required by law or as necessary for his defense.

          b. From and after the Effective Date, Bryant shall cooperate fully with the Company in connection with any and all investigations and legal proceedings - whether instituted by the Company, any governmental authority, or any other person or entity - relating in any way to the Company and covering any time during the period of Bryant's employment with the Company. Without limiting the generality of the foregoing, Bryant shall (1) make himself available at reasonable times and locations to discuss with the Company and its attorneys and other advisors any and all matters related to such investigations and legal proceedings; (2) provide truthful and complete answers to all questions asked of him by the Company and its attorneys and other advisors; (3) provide to the Company and its attorneys and other advisors all relevant information known to him; and (4) provide any other assistance in connection with such investigations and legal proceedings that the Company may reasonably request from time to time.

      The provisions of this Section 17 shall not require Bryant to disclose any information protected by his attorney-client privilege; provided, however, that if Bryant discloses to any non-privileged person or entity any privileged information that was not previously disclosed to the Company, Bryant shall promptly notify the Company thereof and disclose such information to the Company.

      18. Cooperation by the Company. From and after the Effective Date, the Company shall provide Bryant with periodic updates on any material development relating directly to Bryant that occurs in any investigation or legal proceeding conducted by or before any governmental authority, court or stock exchange. The provisions of this Section 18 shall not require the Company to disclose any information that it is prohibited by law from disclosing or that is protected from disclosure by its attorney-client privilege or any other privilege.

      19. Press Releases. The Company shall announce to the public Bryant's resignation from the Company in a press release in the form attached as Exhibit A hereto. With respect to any



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subsequent press release that expressly mentions Bryant by name or otherwise directly relates to Bryant and that is to be issued by the Company from the Effective Date to and including October 31, 2002, the Company shall allow Bryant a reasonable opportunity (not less than twenty-four (24) hours, and not more than forty-eight (48) hours) to review and comment on such press release before it is issued, it being understood and agreed that the Company shall have total control and discretion as to the contents of such press release.

      20. Release by Bryant. Bryant, on behalf of himself and his legal representatives, executors, administrators, distributees, legatees, heirs and assigns, hereby fully, unconditionally, finally and forever discharges, waives and releases the Company, each of its subsidiaries and other affiliates, and each of its and all of their respective shareholders, partners, members, directors, officers, managers, employees, attorneys and accountants, whether acting in a representative or individual capacity (the Company and all such other persons and entities are referred to collectively as the "SCB Parties") from any and all claims, charges, costs, demands, damages, expenses (including attorneys' and other legal fees and expenses), liabilities, losses and obligations of any kind or nature, whether known or unknown, foreseen or unforeseen, patent or latent, accrued or which may hereafter accrue, absolute or contingent, or otherwise, and any and all legal actions, causes of action, litigation, proceedings and lawsuits in respect thereof, whether in law or in equity (all such claims, charges, demands, damages, expenses, liabilities, losses and obligations and all such legal actions, causes of action, proceedings and lawsuits are referred to collectively as "Liabilities"), that he had, has or purports to have against any or all of the SCB Parties from the beginning of time to the Effective Date, and which Liabilities directly or indirectly arise from the termination of Bryant's employment with the Company, including, without limitation, all Liabilities arising under (a) all salary, bonus, stock option, incentive, vacation, insurance and other benefit plans maintained by the Company and (b) all federal, state and local anti-discrimination, civil rights and human rights laws, statutes, ordinances, regulations, and executive orders (including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act of 1967 (as amended), and the Americans with Disabilities Act). The provisions of this Section 20 shall not constitute a release, waiver or discharge by Bryant of the Company from any obligation to him under (1) this Agreement, (2) the indemnification provisions of the Company's charter, bylaws and relevant statutes, and (3) third-party insurance policies.

      21. Legal Proceedings. Bryant hereby agrees not to directly or indirectly cause, encourage, or participate in any manner in any legal action, litigation, lawsuit or other legal proceeding against any of the SCB Parties, except (a) if required by law, (b) if necessary to enforce this Agreement, or (c) if, but only to the extent that, an SCB Party directly or indirectly brings any legal proceeding against Bryant, it being understood and agreed that nothing in this Agreement shall prevent Bryant from vigorously conducting his defense of any legal proceeding brought against him.

      22. Confidentiality. Except as may be required by applicable law or legal process, Bryant shall not disclose the existence or terms of this Agreement or any matter covered herein to any person or entity other than members of his immediate family and his attorneys and accountants. Except as may be required by applicable law, legal process, or fiduciary duty, neither the Company nor its directors, officers or employees shall disclose the existence or terms of this Agreement or any matter covered herein to any person or entity other than the Company's attorneys and accountants.

      23. Acknowledgment. This Agreement includes a release and waiver of any claims based on the Age Discrimination in Employment Act of 1967, as amended. Bryant acknowledges that his waiver of claims is knowing and voluntary, and that he understands and agrees to the terms and conditions of this Agreement. For the purposes of the Age Discrimination in Employment Act of



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1967 (as amended) only, Bryant acknowledges that he is receiving consideration beyond anything of value to which he is already entitled. The Company and Bryant acknowledge that Bryant does not hereby release any rights or claims that may arise after the Effective Date. Bryant acknowledges that the Company has advised him to consult with an attorney before he executes this Agreement. Bryant acknowledges that the Company has advised him that (a) he can have twenty (21) days to consider this Agreement (the "Review Period"); (b) if he elects to execute this Agreement prior to the expiration of the Review Period, he voluntarily elects to forego waiting for the duration of the Review Period to execute this Agreement; (c) he can revoke this Agreement for a period of seven
(7) days following the day that he executes this Agreement (the "Revocation Period"); and (d) this Agreement will not become effective or enforceable until the Revocation Period has expired. To be effective, any revocation of this Agreement must be made in writing and delivered to the Company in accordance with Section 24.b within the Revocation Period.

      24. Miscellaneous Provisions

          a. Entire Agreement. This Agreement constitutes the entire understanding between the Company and Bryant and is a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior negotiations, understandings, agreements and arrangements, whether written or oral, and whether express or implied, between the Company and Bryant with respect to the subject matter hereof, all of which prior negotiations, understandings, agreements and arrangements are hereby rendered null, void and of no further force or effect.

          b. Notices and Other Communications. All notices and other communications provided for in this Agreement shall be made in writing, shall be addressed to the receiving party as set forth below, and shall be delivered either (a) in person, in which case such notice or other communication shall be deemed delivered upon its actual receipt, (b) by FedEx, UPS or any other nationally recognized express delivery service, in which case such notice or other communication shall be deemed delivered upon its actual receipt, or (c) by the United States mail, return receipt requested, in which case such notice shall be deemed delivered three (3) days after the same is deposited in a postal box under the exclusive control of the United States Postal Service. For the purposes hereof, the addresses of the parties are as follows:

               Company:    SCB Computer Technology, Inc.
                           3800 Forest Hill-Irene Road, Suite 100
                           Memphis, TN 38125
                           Attention: Chief Executive Officer

                   With a copy to:  SCB Computer Technology, Inc.
                                    3800 Forest Hill-Irene Road, Suite 100
                                    Memphis, TN 38125
                                    Attention: Chief Administrative Officer

               Bryant:     Ben C. Bryant, Jr.
                           3440 Pinebrake
                           Germantown, TN 38125

                   With copies to:  James R. Garts, Jr.
                                    Harris, Shelton, Dunlap, Cobb & Ryder
                                    One Commerce Square, Suite 2700
                                    Memphis, TN 38103-2555





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                                    and

                                    F. T. Davis, Jr.
                                    Long, Aldridge & Norman
                                    303 Peachtree Street, Suite 5300
                                    Atlanta, GA 30308

Any party may change its address for the purposes hereof by notifying the other party of such change in the manner provided for herein.

          c. Amendment. This Agreement may be altered, amended, modified or changed (other than any waiver which shall be effective only if made in accordance with Section 24.d) only by a written agreement executed by the Company and Bryant.

          d. Waiver. No provision of this Agreement may be waived by any party hereto unless such waiver is set forth in a written agreement executed by the waiving party. The waiver of any breach of any provision of this Agreement shall not be deemed to constitute a waiver of any other breach of the same or any other provision of this Agreement.

          e. Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, such provision shall be severed from this Agreement, this Agreement and the rights and obligations of the parties hereto shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

          f. Enforceability. This Agreement shall inure to the benefit of, and shall be enforceable by and against, Bryant and his legal representatives, executors, administrators, distributees, legatees, heirs and permitted assigns and the Company and its successors and assigns.

          g. Breach of Covenant. If Bryant breaches or threatens to breach any provision of this Agreement, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Bryant from breaching or threatening to breach such provision and to have such provision specifically enforced by any court of competent jurisdiction, it being understood and agreed by Bryant that any such breach or threatened breach would cause irreparable injury to the Company and that monetary damages would not provide an adequate remedy to the Company. The rights and remedies referred to in this Section 24.g shall be independent of each other, shall be severally enforceable, and shall be in addition to (and not in lieu of) any and all other rights and remedies available to the Company at law or in equity.

          h. Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Tennessee without regard to the conflicts-of-laws provisions thereof.

          i. Multiple Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement.



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

          j. Arbitration. Any dispute related to this Agreement between the parties shall be resolved by arbitration in Memphis, Tennessee, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Costs and attorneys' fees shall be awarded to the prevailing party in any such arbitration. Neither the agreement of the parties to arbitrate disputes as set forth in this Section 24.j nor the pursuit of such arbitration by any party shall prevent or hinder the Company or Bryant from seeking and obtaining injunctive relief and specific performance from a court of competent jurisdiction as contemplated in Section 24.g hereof.

          k. Notice of Breach; Opportunity to Cure. If either party breaches any provision of this Agreement, the other party shall provide the breaching party with written notice of such breach and an opportunity to cure such breach for a period of ten (10) calendar days after the delivery of such notice. If the breaching party fails to cure the breach to the satisfaction of the other party within such period, the other party thereafter shall be entitled to pursue its rights and remedies under this Agreement or otherwise.

      This Agreement is executed and delivered by the parties hereto on and as of the date first set forth above.


                                     SCB COMPUTER TECHNOLOGY, INC.



                                     By: /s/ T. Scott Cobb
                                         ---------------------------------------
                                         T. Scott Cobb
                                         Chief Executive Officer



                                     By: /s/ Ben C. Bryant, Jr.
                                         ---------------------------------------
                                         Ben C. Bryant, Jr.





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
                                                                       EXHIBIT A


Contact:   T. Scott Cobb                   Mike J. Boling, CPA
           Chief Executive Officer                 Executive Vice President and
           901-754-6577                    Chief Financial Officer
                                           901-754-6577

              SCB COMPUTER TECHNOLOGY REPORTS FIRST QUARTER RESULTS

                      ------------------------------------
                  JACK R. BLAIR ELECTED CHAIRMAN OF THE BOARD

MEMPHIS, Tenn. (August 31, 2000) -- SCB Computer Technology, Inc. today announced results for its first quarter ended July 31, 2000. Revenues for the first quarter were $35.9 million compared with $44.0 million a year ago. Net income for the quarter was $593,000, or $0.02 per share (diluted), compared with $2,386,000, or $0.10 per share (diluted), in the first quarter last year. Net income for the quarter ended July 31, 2000, included a net gain of $826,000, or $0.03 per share (diluted), from the sale of a business unit.

         Commenting on the results, T. Scott Cobb, chief executive officer, said, "Results for the first quarter of fiscal 2001 were ahead of our plan. We continue to take the necessary steps to position the Company for profitable growth by focusing our efforts on SCB's core competencies. We are experiencing good demand for professional services, with the number of billable employees beginning to stabilize and the average hourly billing rate showing an increase from the third and fourth quarters of fiscal 2000. We are optimistic about the future of our company."

          SCB also announced that Jack R. Blair has been elected to serve as its non-executive Chairman of the Board. Mr. Blair replaces Ben C. Bryant, Jr. who has retired from all of his positions with the Company, including as a director of SCB. These actions are effective as of September 1, 2000. Mr. Bryant also will not become a consultant to SCB as previously announced.

          Mr. Blair, age 58, has been a director of SCB since December 14, 1999. He previously was a Group President of Smith & Nephew plc (NYSE:SNN), a global medical device company, from 1987 until his retirement in 1998, where his responsibilities included all of the company's activities in North and South America and Japan. He also was a member of the board of directors and continues to serve as a consultant to Smith & Nephew plc. Mr. Blair is a director of AdvaMed, a health industry manufacturers association; National Bank of Commerce; and Bulab Holdings, Inc., the parent company of Buckman Laboratories, a manufacturer of specialty industrial chemicals. He is active in several civic organizations, including serving as a director of the Memphis Arts Council and the Memphis/Shelby Crime Commission, a trustee of Rhodes College, and the chairman of the board of trustees of Dixon Gallery and Gardens.

         Mr. Cobb went on to say, "It has been a distinct pleasure to have known and worked closely with Ben for over 25 years, and to have shared the vision of building SCB. On behalf of the employees of SCB, I want to thank him for his many years of dedicated service and wish him the very best in the future."



                                     -MORE-


                                CORPORATE OFFICE
            3800 Forest-Hill Irene Road, Suite 100, Memphis, TN 38125
           (800) 221-1640 (901-754-6577 Fax (901) 754-8463 www.scb.com

SCBI Reports First Quarter Results
Page 2
August 31, 2000



          Mr. Blair said, "SCB's Board of Directors also extends its thanks and appreciation to Ben for his leadership and efforts in bringing about this management transition. Ben has made many contributions to the Company, and we wish him well in his future endeavors."

         Certain statements contained in this press release and related statements by management may be deemed to be forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including those described in SCB's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update this forward-looking information except as required by law.

          SCB Computer Technology, Inc. is a leading provider of information technology management and technical services to Fortune 1000 companies, state and local governments, and other large organizations. For additional information, visit SCB=s home page at: http://www.scb.com

                          SCB COMPUTER TECHNOLOGY, INC.
                              FINANCIAL HIGHLIGHTS
                    (in thousands, except per share amounts)


                                                       THREE MONTHS ENDED
                                                -------------------------------
                                                  7/31/00             7/31/99
                                                  -------             -------
Revenue                                         $    35,946        $     43,968
Cost of services                                     25,708              30,463
                                                -----------        ------------
      Gross profit                                   10,238              13,505
SG&A expenses                                         9,605               8,679
                                                -----------        ------------
Income from operations                                  632               4,826
Total non-operating income (expense)                    348                (845)
                                                -----------        ------------
Income before taxes                                     980               3,981
Income taxes                                            387               1,595
                                                -----------        ------------
Net income                                      $       593        $      2,386
                                                ===========        ============
Net income per share:
      Basic                                     $      0.02        $       0.10
                                                ===========        ============
      Diluted                                   $      0.02        $       0.10
                                                ===========        ============
Weighted average of common and common
   equivalent shares outstanding:

      Basic                                      25,045,324          24,711,924
                                                ===========        ============
      Diluted                                    25,045,324          24,762,648
                                                ===========        ============

                        SELECTED BALANCE SHEET HIGHLIGHTS


                                                   7/31/00             7/31/99
                                                   -------             -------
Current assets                                  $    51,389        $     59,101
Total assets                                    $   124,533        $    146,824
Long-term debt                                  $    15,735        $     44,084
Shareholders' equity                            $    48,165        $     56,944




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